Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267375

PROSPECTUS SUPPLEMENT NO. 28
(to prospectus dated April 18, 2023)

NAUTICUS ROBOTICS, INC.

8,275,000 Shares of Common Stock

Up to 8,625,000 Shares of Common Stock Underlying Public Warrants to Purchase Common Stock

Up to 7,175,000 Shares of Common Stock Underlying Private Warrants to Purchase Common Stock

Up to 2,922,425 Shares of Common Stock Underlying Securities Purchase Agreement Warrants to Purchase Common Stock

Up to 2,922,425 Shares of Common Stock Underlying Convertible Debentures

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 18, 2023 (the “Prospectus”), with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 2, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale by us of (i) 862,500 shares of common stock, par value $0.0001 per share (“Common Stock”), of Nauticus Robotics, Inc. (the “Company”) which were issued upon the conversion of the rights to receive one twentieth (1/20) of one share of Common Stock (the “Right Shares”) in connection with the closing of the Business Combination (defined below), (2) 8,625,000 shares of Common Stock (the “Public Warrant Shares”) issuable upon the exercise of 8,625,000 redeemable warrants, which are exercisable at a price of $11.50 per share (the “Public Warrants”) and (3) 7,175,000 shares of Common Stock (the “Private Warrant Shares”) issuable upon the exercise of 7,175,000 redeemable warrants, purchased by CleanTech Sponsor I LLC and CleanTech Investments, LLC (together, the “Co-sponsors”) at a price of $1.00 per Private Warrant pursuant to a subscription agreement entered into in connection with CLAQ’s (defined below) initial public offering (“IPO”), which are exercisable at a price of $ 11.50 per share (the “Private Warrants”).

The Prospectus and this prospectus supplement also relate to the resale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “Selling Securityholders”) of (i) 4,312,500 shares of Common Stock (the “Founder Shares”) that were issued to the Co- sponsors in conjunction with the IPO at a purchase price equivalent to approximately $0.00058 per Founder Share and subsequently converted upon the closing of the Business Combination and (ii) 3,100,000 shares of Common Stock purchased by certain Selling Securityholders at a price of $10.00 per share of Common Stock, and issued pursuant to the terms of certain subscription agreements entered into in connection with the Business Combination pursuant to the Merger Agreement (the “Merger Agreement,” and together with the other agreements and transactions contemplated thereby, the “Business Combination”) by and among CleanTech Acquisition Corp. (“CleanTech” or “CLAQ”), Nauticus Robotics Holdings, Inc. (formerly known as “Houston Mechatronics, Inc.”), a Texas corporation (“Nauticus Robotics Holdings”), and CleanTech Merger Sub, Inc. (“Merger Sub”), a wholly- owned subsidiary of CleanTech. Pursuant to the Merger Agreement, in connection with the consummation of the Business Combination Merger Sub merged with and into Nauticus Robotics Holdings, with Nauticus Robotics Holdings surviving the merger as a wholly owned subsidiary of the Company, and the Company was renamed “Nauticus Robotics, Inc.”

Further, the Prospectus and this prospectus relate to the offer and sale by us of (i) 2,922,425 shares of Common Stock (the “SPA Warrant Shares”) which have been or may be issued from time to time upon the exercise of 2,922,425 warrants that were issued to certain Selling Securityholders (the “SPA Investors”) pursuant to the SPA (the “SPA Warrants”) and (ii) 2,922,425 shares of Common Stock (the “Debenture Shares” and together with the SPA Warrant Shares, the “SPA Shares”) issuable upon the conversion of the debentures (the “Debentures”) that were purchased by certain Selling Securityholders pursuant to the SPA. Pursuant to the Securities Purchase Agreement by and among the Company, Nauticus Robotics Holdings, and the SPA Investors (the “SPA”), the SPA Investors subscribed for Debentures in an aggregate principal amount of $36,530,320. In exchange for such subscriptions, Nauticus delivered to such Selling Securityholders (i) a Debenture with a principal amount equal to such Selling Securityholder’s subscription amount and (ii) SPA Warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, any may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is listed on the Nasdaq Stock Market LLC under the symbol “KITT.” On August 9, 2024, the closing price for our Common Stock was $2.29 per share.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 12 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 9, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 29, 2024
NAUTICUS ROBOTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40611	87-1699753
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
17146 Feathercraft Lane, Suite 450, Webster, TX 77598
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (281) 942-9069
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KITT	The Nasdaq Stock Market LLC
Warrants	KITTW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 29, 2024, Nicholas J. Bigney, General Counsel of Nauticus Robotics, Inc., ("Nauticus") informed the Nauticus of his intention to resign from his position to accept a position with a different company. Mr. Bigney has agreed to remain with Nauticus in his current role until August 16, 2024 in order to assist with the current quarterly earnings cycle. Mr. Bigney's departure is not the result of any disagreement with the Company on any matter related to the Company's operations, policies or procedures. All of Nauticus’ Management Team and Board are highly appreciative of Mr. Bigney's hard work on behalf of the Company and wish him the best in his future endeavors.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 2, 2024	Nauticus Robotics, Inc.

	By:	/s/ Victoria Hay
		Name:	Victoria Hay
		Title:	Interim Chief Financial Officer